EXHIBIT 10.1

SECOND AMENDMENT TO AGREEMENT OF SALE AND PURCHASE

THIS SECOND AMENDMENT TO AGREEMENT OF SALE AND PURCHASE (“Second Amendment”) is made this 10th day of April, 2007 between Key Tronic Corporation, a Washington corporation, having an address at North 4424 Sullivan Road, Spokane, Washington 99216 (“Seller”) and ADEVCO CORPORATION or its nominee, a Georgia corporation, having an address at 3867 Holcomb Bridge Road, Suite 800, Norcross, GA 30092 (“Buyer”).

WHEREAS, on December 29, 2006 Seller and Buyer entered into that certain Agreement of Sale and Purchase (the “Agreement”) whereby Seller agreed to sell certain real property and improvements to Buyer located in Las Cruces, New Mexico and more particularly described in the Agreement; and

WHEREAS, on February 28, 2007 the parties entered into that certain First Amendment to Agreement of Sale and Purchase;

WHEREAS, the parties have determined that a portion of the Property consisting of approximately fourteen (14) acres (the “Flood Plain Property”) is currently classified as being in a flood plain by FEMA;

WHEREAS, a depiction or description of the Flood Plain Property is attached hereto as Exhibit “A”;

WHEREAS, the parties have agreed that Buyer, after Settlement, shall subdivide and convey back to Seller the Flood Plain Property in the event that the FEMA flood plain designation has not been removed from the Flood Plain Property within one hundred eighty (180) days from the date of Settlement; and

WHEREAS, the parties desire to amend the Agreement as more particularly set forth in this Second Amendment.

NOW, THEREFORE, in consideration of ten ($10.00) dollars and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.	All terms used herein shall have the meaning ascribed to them in the Agreement.

2.	Notwithstanding paragraph 2 (ii) of the Agreement to the contrary, within five (5) business days following the expiration of the Due Diligence Period, Buyer shall deposit the sum of $97,500.00 with the Escrow Agent which sum represents a portion of the Additional Deposit due under the Agreement. At such time as the flood plain designation is removed from the Flood Plain Property, Buyer shall deposit the sum of $52,500.00 with the Escrow Agent (the “Flood Plain Property Deposit”), which sum represents the balance of the Additional Deposit.

3.	Notwithstanding anything contained in paragraph 2 of the Agreement to the contrary, the Purchase Price, at the Settlement, shall be paid to Seller as follows:

(i)	The sum of $2,800,000.00 shall be paid to Seller in cash less the amount of the Deposit that has been previously paid to the Escrow Agent (i.e. $122,500.00).

(ii)	Buyer shall execute and deliver to Seller at Settlement a purchase money note (the “Note”) in the amount of $1,482,521.00, which sum represents the balance of the Purchase Price. In consideration for Buyer acquiring the Flood Plain Property at Settlement with its current flood plain designation, the Note shall not bear any interest. The form of the Note shall be agreed to between the Seller and Buyer prior to the Settlement and shall contain, inter alia, the provisions set forth in paragraph 4 below.

4.	Buyer shall, at Buyer’s expense, using commercially reasonable efforts pursue having the flood plain designation removed from the Flood Plain Property within one hundred eighty (180) days following Settlement. Buyer shall promptly provide Seller with copies of all submittals and other documentation relating to the effort to remove the flood plain designation from the Flood Plain Property. To the extent necessary, Seller shall cooperate with Buyer’s reasonable request to sign applications and/or other submittals or documentation necessary to remove the flood plain designation from the Flood Plain Property. Within forty-five (45) days after the flood plain designation is removed from the Flood Plain Property, the Note shall become due and Buyer shall pay to Seller, in cash, the sum of $1,482,581.00 less the Flood Plain Property Deposit. However, in the event that Buyer is not able to have the flood plain designation removed from the Flood Plain Property within one hundred eighty (180) days from the date of Settlement (the “Removal Period”), Buyer shall (a) at Buyer’s expense, immediately cause the Flood Plain Property to be legally subdivided from the balance of the Property and convey the Flood Plain Property back to Seller and the Note shall be cancelled and immediately be null and void or (b) pay the Note in full within forty-five (45) days following the end of the Removal Period. Buyer shall have the option to extend the Removal Period for an additional period of one hundred eighty (180) days by paying to Seller the sum of $50,000.00, in cash (the “Option Payment”), on or before the expiration of the Removal Period which sum is in consideration for the option and is not refundable to Buyer, but if Buyer pays the Option Payment then the principal amount of the Note will be reduced by the amount of the Option Payment.

5.	In all other respects, the Agreement, as amended by the First Amendment and this Second Amendment, is hereby ratified and confirmed and shall remain unchanged.

IN WITNESS WHEREOF, intending to be legally bound, the parties have caused this Second Amendment to be duly executed, under seal, as of the day and year first written above.

SELLER:

Key Tronic Corporation, a Washington corporation

By:	/s/ Ronald F. Klawitter
Ronald F. Klawitter, Executive Vice-President, Chief Financial Officer and Treasurer

BUYER:

ADEVCO CORPORATION, a Georgia corporation

By:	/s/ J. Michael Bell
Print Name:	J. Michael Bell
Title:	Executive Vice President

EXHIBIT “A”

Description or Depiction of Flood Plain Property